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                                                                      EXHIBIT 12

                               AMEREN CORPORATION
 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDEND
                                  REQUIREMENTS

                       THOUSANDS OF DOLLARS EXCEPT RATIOS

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                                                                            1997        1998        1999        2000        2001
                                                                         ----------  ----------  ----------  ----------  ----------

EARNINGS (NUMERATOR):

Add:
Net income from continuing operations                                      386,536     386,497     385,095     457,094     475,386
Income taxes                                                               243,667     265,598     253,490     298,623     305,667
Fixed charges                                                              209,527     206,191     193,151     204,631     222,671

Less:
Preference security dividend requirements of consolidated subsidiaries     (20,432)    (21,195)    (20,977)    (20,997)    (20,447)
                                                                          --------    --------    --------    --------    --------

Total earnings                                                             819,298     837,091     810,759     939,351     983,277
                                                                          --------    --------    --------    --------    --------


FIXED CHARGES (DENOMINATOR):

Interest expensed                                                          185,368     181,580     168,275     179,706     198,648
Estimated interest costs within rental expense                               3,727       3,416       3,899       3,928       3,576

Preference security dividend requirements of consolidated subsidiaries:
     Preference dividends of consolidated subsidiaries                      12,532      12,562      12,650      12,700      12,445
     Adjustment to pre-tax basis                                             7,900       8,633       8,327       8,297       8,002
                                                                          --------    --------    --------    --------    --------
                                                                            20,432      21,195      20,977      20,997      20,447

                                                                          --------    --------    --------    --------    --------

Total fixed charges                                                        209,527     206,191     193,151     204,631     222,671
                                                                          --------    --------    --------    --------    --------


RATIO OF EARNINGS TO FIXED CHARGES                                            3.91        4.06        4.20        4.59        4.42

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